Exhibit 10.40
[Hilton Letterhead]

December 22, 2020

To: Active Employee Holders of Performance Share Awards

Notice of Modification to Performance Share Awards Granted in 2018, 2019 and 2020

Hilton Worldwide Holdings Inc. (the “Company,” “we” and “our”) previously granted to you performance share units (“PSUs”) in 2018, 2019 and/or 2020 pursuant to the terms of the Hilton 2017 Omnibus Incentive Plan (the “Plan”). In light of the challenges that our business has experienced as a result of the COVID-19 pandemic and the impact that the pandemic has had on the likelihood of achieving the originally established performance goals applicable to the PSUs, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that it would be appropriate to adjust outstanding PSUs in a manner that will help ensure that we continue to incentivize our employees by aligning with performance metrics that are meaningful in assessing our performance during our multi-year recovery.
Accordingly, the Committee has determined to modify the PSUs granted in 2018, 2019 and 2020 as follows:
1.    2018 PSUs: While the application of the original performance goals attributable to the 2018 PSUs would result in a zero payout for below threshold performance, in light of the fact that the 2018 PSUs were at an achievement percentage of 200% for two thirds of the performance period as of December 31, 2019, the Committee has certified an achievement level of 133.33% for the 2018 PSUs.
2.    2019 PSUs: The 2019 PSUs have been modified to entitle you to earn a number of shares of common stock equal to the number of shares determined pursuant to Exhibit A hereto.
3.    2020 PSUs: The 2020 PSUs have been modified to entitle you to earn a number of shares of common stock equal to the number of shares determined pursuant to Exhibit B hereto.
Except as explicitly set forth herein, the terms and conditions applicable to your 2018, 2019 and/or 2020 PSUs (including, without limitation, the previously scheduled vesting and settlement dates, which are based on the end of the performance periods set forth on the exhibits hereto) shall remain as set forth under the applicable award agreements and the Plan.
By signing below, you acknowledge and agree that the performance goal modifications set forth herein shall apply to your PSUs in lieu of the prior applicable performance goals under your original award agreements. You hereby acknowledge and agree that this may result in you ultimately earning fewer shares than you would have been entitled to receive based on application of the original performance goals associated with such PSUs.

Agreed and Accepted:

By:________________________
     Name:

Date:______________________
Exhibit A (Modifications to 2019 PSUs)

1.    With respect to one third of the target number of shares covered by your 2019 PSUs, the “Achievement Percentage” (as defined in the award agreements) shall be deemed to equal 138% based on the Committee’s determination that performance was at that level as of December 31, 2019, corresponding to 138% of one third of the total target number of shares covered by such 2019 PSUs.
2.    With respect to the remaining two thirds of the target number of shares covered by your 2019 PSUs, the “Achievement Percentage” shall be determined pursuant to the table set forth below with respect to the threshold, target, and maximum levels for each performance component, or a percentage determined using linear interpolation if actual performance falls between threshold and target, or between target and maximum levels (and rounded to the nearest whole percentage point and, if equally between two percentage points, rounded up). Performance at below threshold level will result in an Achievement Percentage of 0% for that performance component, and performance at or above maximum level will result in an Achievement Percentage of 200% for that performance component.

Performance Component (each weighted at 25%)	Threshold (Achievement Percentage of 50%)	Target (Achievement Percentage of 100%)	Maximum (Achievement Percentage of 200%)	Performance Period
2021 Adjusted EBITDA				January 1, 2021 to December 31, 2021
2021 FCF/Share				January 1, 2021 to December 31, 2021
2018-2021 NUG CAGR				January 1, 2019 to December 31, 2021
2021 RevPAR Index (Growth over Prior Year)				January 1, 2021 to December 31, 2021

The defined terms used above shall have the following meanings:
“Adjusted EBITDA” means the Company’s earnings before interest expense, taxes and depreciation and amortization (“EBITDA”) and further adjusted to exclude gains, losses, revenues and expenses in connection with: (i) asset dispositions for both consolidated and unconsolidated investments; (ii) foreign currency transactions; (iii) debt restructurings and retirements; (iv) furniture, fixtures and equipment replacement reserves required under certain lease agreements; (v) reorganization, severance, relocation and other related expenses; (vi) share-based compensation; (vii) non-cash impairment; (viii) amortization of contract acquisition costs;

(ix) the net effect of reimbursable costs included in other revenues and expenses from managed and franchised properties; and (x) other items.
“Free Cash Flow (“FCF”)/Share” is calculated as (i) net cash provided by (used in) operating activities reported in accordance with U.S. generally accepted accounting principles (“GAAP”), less (ii) capital expenditures as disclosed by the Company in reports filed with or furnished to the SEC, less (iii) the value of the cash received for loyalty program advanced point sales (“loyalty point sale”) during the year in which cash is received in exchange for pre-sold points, plus (iv) costs and expenses, including tax payments, relating to asset purchases and disposals, plus (v) in any period when loyalty point sale pre-sold points are consumed by the loyalty program partner, the value of the cash that would have been received from the loyalty program partner under the contractual terms of transfers of points without giving effect to the loyalty point sale; with the sum of (i)-(v) divided by (vi) the Company’s reported diluted weighted average shares of Common Stock (as defined in the Plan) outstanding for the last calendar year being measured.
“NUG” means the Company’s management and franchise (“M&F”) hotel portfolio net unit growth.
“NUG CAGR” means compound annual growth rate (“CAGR”) at which NUG for the final four fiscal quarters of the Performance Period (“Ending M&F room count”) would have grown relative to the NUG for the 2018 fiscal year (“2018 M&F room count”) assuming a steady growth rate, as calculated at the end of the Performance Period using the following formula:
((Ending M&F room count/2018 M&F room count)(Time Period)) – 1.
where “Time Period” means a fraction, with a number of 4 and a denominator equal to the number of full fiscal quarters completed during the Performance Period.
“RevPAR” means revenue per available room (“RevPAR”) calculated by dividing hotel room revenue by the total number of room nights available to guests for a given period.
“RevPAR Index” is calculated as the weighted average of the Company’s relative share of RevPAR compared to each hotel’s competitive set, as calculated by STR, Inc. and related institutions, for the Company’s comparable hotels as of the period.
“RevPAR Index Growth” is calculated as the RevPAR Index for the final four fiscal quarters of the Performance Period (“LTM RevPAR Index”) less the RevPAR Index for the 2020 fiscal year, using the Company’s comparable hotels as of the end of the performance period.
Exhibit B (Modifications to 2020 PSUs)

1.    The target number of shares subject to your 2020 PSUs shall remain unchanged.
2.    The “Achievement Percentage” for your 2020 PSUs shall be determined pursuant to the table set forth below with respect to the threshold, target, and maximum levels for each performance component, or a percentage determined using linear interpolation if actual performance falls between threshold and target, or between target and maximum levels (and rounded to the nearest whole percentage point and, if equally between two percentage points, rounded up). Performance at below threshold level will result in an Achievement Percentage of 0% for that performance component, and performance at or above maximum level will result in an Achievement Percentage of 200% for that performance component.

Performance Component (each weighted at 25%)	Threshold (Achievement Percentage of 50%)	Target (Achievement Percentage of 100%)	Maximum (Achievement Percentage of 200%)	Performance Period
2022 Adjusted EBITDA				January 1, 2022 to December 31, 2022
2022 FCF/Share				January 1, 2022 to December 31, 2022
2019-2022 NUG CAGR				January 1, 2020 to December 31, 2022
2022 RevPAR Index (Growth over Prior Year)				January 1, 2022 to December 31, 2022

The defined terms used above shall have the following meanings:
“Adjusted EBITDA” means the Company’s EBITDA further adjusted to exclude gains, losses, revenues and expenses in connection with: (i) asset dispositions for both consolidated and unconsolidated investments; (ii) foreign currency transactions; (iii) debt restructurings and retirements; (iv) furniture, fixtures and equipment replacement reserves required under certain lease agreements; (v) reorganization, severance, relocation and other related expenses; (vi) share-based compensation; (vii) non-cash impairment; (viii) amortization of contract acquisition costs; (ix) the net effect of reimbursable costs included in other revenues and expenses from managed and franchised properties; and (x) other items.

“FCF/Share” is calculated as (i) net cash provided by (used in) operating activities reported in accordance with GAAP, less (ii) capital expenditures as disclosed by the Company in reports filed with or furnished to the SEC, less (iii) the value of the cash received for loyalty point sales during the year in which cash is received in exchange for pre-sold points, plus (iv) costs and expenses, including tax payments, relating to asset purchases and disposals, plus (v) in any period when loyalty point sale pre-sold points are consumed by the loyalty program partner , the value of the cash that would have been received from the loyalty program partner under the contractual terms of transfers of points without giving effect to the loyalty point sale; with the sum of (i)-(v) divided by (vi) the Company’s reported diluted weighted average shares of Common Stock (as defined in the Plan) outstanding for the last calendar year being measured.
“NUG” means the Company’s M&F hotel portfolio NUG.
“NUG CAGR” means CAGR at which NUG for the final four fiscal quarters of the Performance Period (“Ending M&F room count”) would have grown relative to the NUG for the 2019 fiscal year (“2019 M&F room count”) assuming a steady growth rate, as calculated at the end of the Performance Period using the following formula:
((Ending M&F room count/2019 M&F room count)(Time Period)) – 1.
where “Time Period” means a fraction, with a number of 4 and a denominator equal to the number of full fiscal quarters completed during the Performance Period.
“RevPAR” means is calculated by dividing hotel room revenue by the total number of room nights available to guests for a given period.
“RevPAR Index” is calculated as the weighted average of the Company’s relative share of RevPAR compared to each hotel’s competitive set, as calculated by STR, Inc. and related institutions, for the Company’s comparable hotels as of the period.
RevPAR Index Growth is calculated as the RevPAR Index for the final four fiscal quarters of the Performance Period (“LTM RevPAR Index”) less the RevPAR Index for the 2021 fiscal year, using the Company’s comparable hotels as of the end of the performance period.